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                     MARKETING AND SALES AGREEMENT

     THIS MARKETING AND SALES AGREEMENT (this "Agreement") is entered into on January , 1997, to have effect from and as of November 18, 1996 (the "Effective Date"), by and between INTERNATIONAL MEDIA SERVICES LTD., a limited liability company organized under the laws of Bermuda ("IMS"), and LIMITED LIABILITY COMPANY "PRIORITET", a limited liability company organized under the laws of Ukraine ("Prioritet").

     WHEREAS:

     A. Pursuant to license no. 00280 dated November 11, 1996 (the "UT-2 License"), the Ukrainian National Council for Television and Radio has granted to Broadcasting Company "Studio 1+1" in the Form of a Limited Liability Company, a limited liability company organized under the laws of Ukraine ("Studio 1+1"), the right to broadcast on the Second National Television Channel of Ukraine (the "Television Channel").

     B. The grant of the UT-2 License was conditioned on the termination of Innova's broadcast rights under that certain Agreement on International Cooperation for the Organization of Television Broadcasting on the First National Television Channel of Ukraine, dated July 26, 1995, as amended, between Innova and the National Television Company of Ukraine (the "Innova-NTCU Agreement").

     C. Pursuant to that certain Contract for International Cooperation between Tele Radiogesellschaft Studio 1+1 and Innova Film GmbH to Produce Programmes for Ukrainian Television, entered into in November, 1996 (the"Innova-Studio 1+1 Agreement"; and, together with the UT-2 License, the "UT-2 Documents"), Studio 1+1 has granted to Innova, inter alia, the exclusive right for the broadcasting of advertising within the television programming produced by Studio 1+1 and transmitted via the Television Channel.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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                               Article 1

     1.1 IMS hereby assigns to Prioritet the exclusive right to carry out the marketing and sales of advertising time within the territory of Ukraine
(the "Territory") in any form (including, subject to the terms hereof, sponsorship and barter transactions) within the time allotments made available to Innova pursuant to the UT-2 Documents.

     1.2 Prioritet shall be fully responsible for (i) the acceptance and execution of advertising orders of domestic and foreign advertisers,
(ii) the issuance of invoices and (iii) the production of documents evidencing payments made by all agencies and customers. Prioritet shall bear all costs related to the marketing and sales of advertising time and all salaries, costs and expenses of individuals who carry out the Prioritet activities contemplated in this Agreement, including any activities intended to expand and increase contacts in the international market.

     1.3 Prioritet may assign, delegate or otherwise transfer any of its rights and obligations hereunder only with the prior written consent of IMS (which consent may be granted or withheld in IMS' sole discretion). In the event of such assignment, delegation or other transfer, Prioritet shall continue to be liable for the obligations which have been assigned, delegated or transferred and for the actions of its assignee, delegate or transferee.

     1.4 In the event the UT-2 License shall be declared invalid or otherwise become unenforceable and the Innova-NTCU Agreement shall be reinstated, the parties shall amend this Agreement promptly in a manner reflecting the economic and legal arrangements contemplated by the Marketing and Sales Agreement, dated as of September 30, 1996, to which the parties hereto were signatory, adjusted as reasonably necessary to reflect the particular facts and circumstances of such reinstatement.

                               Article 2

     2.1  Prioritet shall provide the following services to IMS:

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     2.1.1  Commercial services consisting of:

     (a) development of business and pricing proposals which will result in the maximum cooperation possible between the Television Channel and advertisers in the Territory through the marketing and sale of advertising time on the Television Channel;

     (b) carrying out of activities designed to maximize turnover from the sale of advertising time on the Television Channel; and

     (c) development of proposals regarding the marketing policy of the Television Channel (subject to the requirements of the professional advertising market in the Territory);

     2.1.2  Marketing services consisting of:

     (a) application of Prioritet's marketing experience in the sales of advertising time in the mass-media;

     (b) carrying out of short- and long-term marketing research with respect to the Television Channel, its programs and their potential audience, including selection of appropriate methods for the performance of qualitative and quantitative research; and

     (c) the introduction of the Television Channel to potential professional partners who are active in advertising markets within and without the Territory;


     2.1.3  Organizational and technical services consisting of:

     (a) entering into contracts with advertisers as a commission agent of IMS (that is, in Prioritet's own name but on behalf of IMS) and the carrying out of all preliminary and ancillary activities related to such contracts, including acceptance, distribution and confirmation of orders, correspondence with customers, placement of advertisements on the air and the issuance of invoices (including payment orders).

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     2.2  Prioritet shall:

     2.2.1 prepare advertisements to be broadcast on the Television Channel, taking into account their specific features and the customers' wishes;

     2.2.2  conduct contingency planning for the
  placement of customer's advertisements;

     2.3 ensure that all advertisements which it prepares for broadcast on the Television Channel comply with all applicable Ukrainian laws; and

     2.4 be responsible for the receipt, confirmation and final review of advertising notices, and for ensuring that the advertisements are broadcast as agreed.

                               Article 3

     3.1 Prioritet shall ensure that all amounts payable by customers under contracts entered into by Prioritet as provided hereunder are paid, and shall be liable to IMS for the amount of any payment due and not remitted to IMS (either directly or by Prioritet, in accordance with the terms of this Article 3.1) by the payment due date provided in such contract. Subject to the following sentence, all such contracts shall provide that all payments thereunder are to be made directly to IMS in U.S. dollars (or other freely convertible currency acceptable to IMS) and shall not, without the prior consent of IMS, contain payment terms more lenient than those customary to the industry for similar contracts within the Territory. In the event that such payments cannot reasonably be made by customers directly to IMS, they shall be made directly to Prioritet; provided, however, that Prioritet shall forward any payments so received to IMS in U.S. dollars (or other freely convertible currency acceptable to IMS) no later than 7 calendar days after such payments are received by Prioritet.

     3.2 Prioritet shall provide IMS with monthly written reports accounting in reasonable detail for (i) all contracts entered into by Prioritet as provided hereunder, (ii) all advertisements placed by Prioritet on the Television Channel, (iii) all monies received by Prioritet and (iv) any other information which IMS may

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from time to time reasonably request.


                               Article 4

     4.1 Price-lists and rules for the broadcast of advertising which are provided to customers shall be established jointly by Prioritet and IMS with a view to obtaining the most favourable business results for IMS.

                               Article 5

     5.1 Remuneration paid to Prioritet for carrying out the services contemplated in this Agreement shall equal (i) five percent (5%) of the foreign currency revenues actually received directly by IMS from the sale of broadcast advertising time on the Television Channel through Prioritet, plus (ii) five percent (5%) of the foreign currency revenues actually received by Prioritet on behalf of IMS from the sale of broadcast advertising time on the Television Channel through Prioritet, plus (iii) five percent (5%) of the local currency revenues actually received by Prioritet on behalf of IMS from the sale of broadcast advertising time on the Television Channel through Prioritet. Such remuneration may be modified by IMS and Prioritet from time to time by means of separate written agreements.

     5.2 All local currency revenues received by Prioritet (other than the portion of any local currency corresponding to Prioritet's remuneration under Article 5.1) shall be converted by Prioritet into U.S. dollars (at a rate no less favorable to IMS than the best rate commercially available to Prioritet on the date of Prioritet's receipt of such revenues) and transferred to IMS as provided in Article 3.1 above. The cost of such conversion (including, without limitation, any fees, commissions or other costs imposed by any financial institution in connection with the purchase of units of one currency in exchange for units of another currency and the transfer or credit of such converted amounts to an account of IMS) shall be borne by Prioritet.

     5.3 IMS shall forward to Prioritet the amount owed to Prioritet as set out in 5.1 above on a quarterly basis and no later than 30 days after receiving the report required under Article 3.2 for the last month of such business quarter.
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                               Article 6

     6.1 Prioritet may enter into advertising contracts hereunder that include provisions for the barter of goods and services only upon the prior agreement of IMS. Any such barter transactions shall be carried out on a case-by-case and exceptional basis only.

                               Article 7

     7.1 This Agreement shall terminate upon the earlier of (i) the mutual agreement of the parties and (ii) the expiry of the UT-2 License or the Innova-Studio 1+1 Agreement.

     7.2 IMS may terminate this Agreement upon two months' written notice to Prioritet. Prioritet may not terminate this Agreement prior to the completion of the term specified in Article 7.1 above.

                               Article 8

     8.1 This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

     8.2 Subject to Section 8.3, the parties shall make a good faith effort to resolve by negotiation among themselves any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity hereof (a "Dispute").

     8.3 Any Dispute which the parties shall not have been able to resolve in accordance with Section 8.2 within thirty (30) days after such Dispute has arisen shall be finally settled by arbitration in accordance with such arbitration agreement as shall be currently in effect binding the parties hereto.

     8.4 The provisions of this Article 8 shall survive the termination of this Agreement.

                               Article 9
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     9.1 Any notice required or permitted by this Agreement shall be in writing. Such notices shall be written in English when given to IMS and in English or Ukrainian when given to Prioritet. Notices shall be deemed to have been given (i) when delivered personally, (ii) twenty-four hours after being transmitted by telecopy (facsimile) or (iii) seven days after being sent by air courier, subject to confirmation of receipt. Notices sent to the parties shall be to the addresses or numbers specified in Article 10.

     9.2 If any provision of this Agreement is invalid, ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining provisions. The parties agree that should any provision of this Agreement be invalid or unenforceable, they shall promptly enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal and to the maximum extent possible carries out the original intent of the parties as to the issue or issues in question.

     9.3 The failure of a party to exercise any right or power given to it under this Agreement, or to insist upon strict compliance with the terms of this Agreement by the other party, shall not constitute a waiver of the terms and conditions of this Agreement with respect to any subsequent breach thereof, nor a waiver by either of the parties of its rights at any time thereafter to require strict compliance with all the terms of this Agreement.

     9.4 This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


     9.5 This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and cancels and invalidates all prior commitments or representations which may have been made by the parties either orally or in writing with respect to the subject matter hereof.

     9.6 This Agreement may be amended, modified or supplemented only by a written instrument authorized and executed on behalf of each party hereto. IMS may assign, delegate or transfer any of its rights or obligations
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under this Agreement without the prior consent of Prioritet.

     9.7 The terms and provisions of this Agreement shall be binding on the legal successors and permitted assigns, transferees and delegatees of each party hereto.

     9.8 Each party hereto shall execute and deliver such other documents and take such other actions as may reasonably be requested by the other party hereto in order to consummate or implement the transactions contemplated hereby.

                              Article 10

     10.1 The addresses of the parties are as follows:

     IMS:       International Media Services
                Ltd.
                Clarendon House
                Church Street
                Hamilton HM CX
                Bermuda
                Attn: President
                Tel: 1 441 295 1422
                Fax: 1 441 292 4720

     Prioritet: Limited Liability Company
                "Prioritet"
                2 Mezhiva Street
                Kiev, Ukraine
                Attn: General Director
                Tel:
                Fax:

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Marketing and Sales Agreement on the date first above written.

  LIMITED LIABILITY COMPANY       INTERNATIONAL MEDIA
    "PRIORITET"                   SERVICES LTD.

  By:                              By:
     Name:                            Name:
     Title:                           Title:



  By:
     Name:
     Title: